Exhibit 5.1

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402-2119

Tel: 612.371.3211

Fax: 612.271.3207

www.ballardspahr.com

February 23, 2023

Clearfield, Inc.

7050 Winnetka Ave. N., Suite 100

Brooklyn Park, Minnesota 55428

RE: Clearfield, Inc. 2022 Stock Compensation Plan, as Amended

Ladies and Gentlemen:

We have acted as counsel to Clearfield, Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 23, 2023 to register the offer and sale of up to 1,461,461 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company that may be issued under the Clearfield, Inc. 2022 Stock Compensation Plan, as amended (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Restated Articles of Incorporation, as amended, of the Company as currently in effect, (iii) the Amended and Restated Bylaws of the Company as currently in effect and (iv) the resolutions of the Company’s board of directors authorizing the issuance of the Shares. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof.

Clearfield, Inc.

February 23, 2023

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Plan and that, when (a) the Shares have been issued and sold as contemplated in the Registration Statement and related prospectuses and in accordance with the Plan and the terms of any applicable awards granted under the Plan, and (b) where applicable, the consideration for the Shares specified in the Plan and any applicable awards granted under the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Minnesota Business Corporation Act.

We hereby consent to the filing of this opinion letter as an exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Ballard Spahr LLP